                                   EXHIBIT 15

August 3, 2006

USG Corporation
125 South Franklin Street
Chicago, Illinois 60606

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of USG Corporation and subsidiaries for the quarters ended June 30, 2006 and 2005, as indicated in our report dated August 3, 2006; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, is incorporated by reference in Registration Statement No. 33-64217 on Form S-3, Registration Statement Nos. 33-22581 (as amended), 33-22930, 33-36303, 33-52715,
33-63554, and 33-65383 on Form S-8, and Registration Statement No. 333-132203 on Form S-1.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Chicago, Illinois